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(Royce Renfroe)                                                 EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into this ___ day of June, 1993, by and between BENTLEY MILLS, INC. ("Company"), and ROYCE RENFROE ("Employee"):

                                   RECITALS

         WHEREAS, Employee is currently employed by Company as its President and Chief Executive Officer, and in such capacity has acquired outstanding and special skills and abilities and an extensive background in and knowledge of Company's business (the "Company Business") of designing, manufacturing and marketing carpet and carpet tiles ("Products") and the industry in which it is engaged; and

         WHEREAS, Interface, Inc. ("Interface") is contemporaneously herewith entering into an Agreement for Purchase of Capital Stock with Employee and certain other shareholders of Company (the "Purchase Agreement") pursuant to which, subject to the terms and conditions thereof, Interface will acquire all of Employee's shares of Company's capital stock and other shares of Company's capital stock constituting a controlling interest in and a majority of the equity interests in Company; and

         WHEREAS, Company and Interface desire to be assured of the continued association and services of Employee in order to retain for the benefit of Company his experience, skills, abilities, background, knowledge, and to facilitate long-range planning and the execution of Company's business in the most orderly and efficient manner, and is therefore willing to engage Employee's services upon the terms and to compensate him in the manner provided herein; and

         WHEREAS, Employee has learned and will continue to learn special and particular knowledge of the business of Interface and Company, and Company desires to provide for Employee's maintenance of the confidentiality of such proprietary information and otherwise to obtain Company's continued ability to engage successfully in its business following Interface's acquisition of Company; and

         WHEREAS, Employee desires to enter into the employ of Company and is willing to do so upon the terms provided herein; and

         WHEREAS, Company desires to employ Employee upon the terms provided herein.
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                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, and other good and valuable consideration, which consideration is acknowledged to be sufficient, the parties hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

                 (a) "Person" - any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust or unincorporated organization.

                 (b) "Services" - the services Employee shall provide as an employee are as set forth on Exhibit A to this Agreement.

                 (c) "Territory" - the geographic area set forth on Exhibit A to this Agreement, which is where Employee performs Services for Loom.

                 (d) "Customers" - all customers, including, without limitation, contact persons for such customers, of Company in the Territory with whom Employee or any other employee or representative of Company directly or indirectly under Employee's supervision has had contact on behalf of Company during the 12 months immediately prior to termination of Employee's employment with Company.

                 (e) "Confidential Information" - information relating to the business of Company or Interface which derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formula (including cost and/or pricing formula), patterns, designs, compilations, programs, devices, methods (including manufacturing methods, cost and/or pricing methods and operating methods), techniques, drawings, processes, financial data, business plans, sales/marketing plans, lists of actual or potential customers or suppliers, and proprietary or confidential information otherwise protected by law. Confidential Information does not include any information (i) known generally to the public, (ii) known throughout the industry in which Company conducts the Company Business (other than as a result of unauthorized disclosure by Employee), or (iii) which is not a trade secret or proprietary or confidential information otherwise protected by law two (2) years after the termination of Employee's employment with Company for any reason.

         2. Duties and Responsibilities of Employee.

                 (a) Company hereby employs Employee to provide Services for Company, and Employee accepts such employment. Employee hereby promises to perform and discharge well and faithfully the duties that may be assigned to him from time to time that are similar to or of equal or greater responsibility than





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those currently performed by Employee for Company, and Company agrees to assign to him only such duties. Employee shall report to Company's Board of Directors ("Board"), to any committee of the Board ("Committee of the Board") designated by the Board, or to the Chairman of the Board.

                 (b) Employee shall devote his full working time, attention and effort to the Company Business and shall not during the term of his employment with Company be engaged in any other substantial business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his personal assets in businesses which do not compete with Company or Interface in such form or manner as will not require services on the part of Employee in the operations or affairs of the companies in which such investments are made.

                 (c) In connection with his employment under this Agreement, Employee shall be based at Company's principal executive office, which is currently located at 14641 East Don Julian Road, City of Industry, California 91746, or such other location to which he may be assigned within a radius of 25 miles of said location. In the event that Employee is required to be based outside of said 25-mile radius, then Employee may at any time within 15 days after written notice of such requirement resign and receive all compensation that he would be entitled to under paragraph 3 herein if Company had terminated Employee without Cause. Notwithstanding the foregoing, Employee may be required to engage in business-related travel in connection with his employment by Company, provided, however, that such travel shall be limited to such frequency as is customary for employees of equivalent position to Employee in the industry in which Company conducts the Company Business, and Employee shall have no resignation right based on such required travel.

         3. Compensation; Severance.

                 (a) As compensation for Employee's Services during the term of Employee's employment hereunder, Company shall pay Employee a salary at the annual rate set forth in Exhibit A to this Agreement, prorated for each period in which Services are provided and payable in accordance with Company's normal salary payment policies for salaried employees of Company. Such salary may not be reduced at any time during the term of Employee's employment hereunder. Employee may be paid additional compensation, if any, as may be determined from time to time in the sole and absolute discretion of the Board of Directors of Company or of the Compensation Committee of the Board of Directors of Interface.

                 (b) For each fiscal year of Company during which Employee shall be employed hereunder, Employee shall also be entitled to have the opportunity to be considered for receipt of an annual discretionary bonus. For the current fiscal year, any such annual bonus shall be earned in accordance with the terms and conditions of the bonus arrangement with Company in which Employee has previously participated during the current year, a true,





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correct and complete copy of which is attached hereto as Exhibit E.  For each subsequent fiscal year, any annual bonus may be earned pursuant to a personalized bonus plan for Employee established by Interface pursuant to Interface's incentive compensation program for executive officers of Interface and its subsidiaries described in Exhibit D to this Agreement. Employee shall be entitled to a potential bonus amount under such personalized bonus plan as set forth on Exhibit A hereto. Employee shall be entitled to participate in such Interface incentive compensation program only if and to the extent such program is in effect for a fiscal year and if Employee is employed hereunder during such fiscal year, and only for so long as Interface provides or offers such incentive compensation program.

                 (c)      (i)   If Employee's employment hereunder is terminated
by Company pursuant to paragraph 5 hereof without Cause, Employee shall be entitled to continue to receive the salary payable for his Services hereunder for the period beginning on the date of such termination, and ending on the scheduled Agreement expiration date set forth on Exhibit A to this Agreement (the "Expiration Date") as if Employee had continued to be employed for such period, with the salary payable for the month or other pay period in which such period ends being prorated to the anniversary of such termination, provided, however, that such salary shall be reduced by any amounts earned by Employee during such period from employment with others or self-employment (Employee having no duty to seek or accept such employment), unless Company shall at its sole option determine to continue such salary payments without reduction under this proviso. If Employee's employment hereunder is terminated for any reason other than by Company without Cause, except as otherwise expressly provided in this Agreement, the salary payable for the pay period in which termination occurs shall be prorated to the date of termination. During any period after termination of Employee's employment hereunder (by either party, including, without limitation, by Company with Cause or by Employee's resignation) through the Expiration Date in which Company shall continue Employee's salary without reduction, Employee shall continue to comply with paragraphs 9 through 11 hereof. Notwithstanding the preceding sentence, if Company terminates Employee's employment hereunder without Cause, Executive may, at any time while Company continues Employee's salary, advise Company that he will not accept further payments of such salary, and in such event (A) Company shall have no further obligation to make such payments to Employee, and (B) from and after the date of the last such payment to Employee, Employee shall no longer be subject to the restrictions of paragraphs 9, 10 or 11 hereof.

                          (ii)  If Employee's employment hereunder is terminated
prior to the Expiration Date by Company pursuant to paragraph 5 hereof without Cause, subject to his continued eligibility under the terms of any such plan in accordance with its respective terms, to the extent Company heretofore paid such costs, and to the extent Company makes the benefits available to its employees, Company shall continue through the first anniversary of the date of termination to pay the costs of Employee's participation in health, medical and dental insurance benefits, by





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paying Employee's contribution pursuant to the Consolidated Omnibus Budget
Reconciliation Act of 1985 ("COBRA"), and shall continue to pay the costs of Employee's participation in life and disability insurance benefits then provided to Employee under any employee benefit plan pursuant to paragraph 6(e) of this Agreement, subject to the provisions of such paragraph 6(e). This paragraph is not intended and shall not extend the period during which Employee may be eligible for benefits under COBRA or any similar law, which such period shall commence upon the date of the termination of Employee's employment.

                          (iii) If Employee's employment hereunder is
terminated prior to the Expiration Date by Company, whether with or without Cause, Employee shall be entitled to a portion of any annual bonus that Employee would have otherwise become entitled, any such portion being determined pro rata based on the period from the beginning of the then-current fiscal year to the date of termination, and being determined as soon as practicable after such termination, and to the extent such annual bonus is based on financial results of Company or Interface, the amount thereof shall be based on Company's or Interface's interim financial results through the month most-recently ended at the time of termination. Employee shall be entitled to no bonus for any subsequent period, whether such termination is with or without Cause.

                          (iv)  Except as expressly provided above in this
paragraph 3 or as required by law or the express terms of any employee benefit plan in which Employee participates pursuant to paragraph 6(e) hereof, Employee shall be entitled to no salary, bonus or other compensation or any benefits during or for any period after the date of any termination of his employment, including, without limitation, the benefits described on Exhibits A, B and C hereto.

                 (d) Under no circumstances will Employee be eligible for severance benefits if Employee materially breaches any provision of paragraphs 7 through 12 hereof.

                 (e) Under no circumstances will Employee be eligible for severance benefits on the grounds that Company has terminated his employment without Cause, if Employee is temporarily or permanently separated from payroll by reason of retirement, voluntary or paid leave of absence, military leave, jury duty, or other similar cause.

                 (f) In the event of a sale of all or substantially all of the assets or stock of Company to or merger or consolidation with another person, partnership, corporation, association, or other entity (a "Buyer"), under no circumstances will Employee be eligible for severance benefits on the grounds that Company has terminated his employment without Cause if Employee is offered employment by a Buyer or any successor to Company on substantially all of the terms hereof, whether or not Employee accepts such offer of employment.



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         4.      Term of Employment.  Employee's employment hereunder shall commence on (and this Agreement shall not become effective, nor shall any party hereto have any right, liability or obligation hereunder, until) the "Closing Date" (as defined in Section 1.3(a) of the Purchase Agreement), and shall continue until the earlier of (i) the Expiration Date, (ii) the date of Employee's death, (iii) the date on which Employee suffers "Total Disability" within the meaning of such phrase in Company's group long-term disability insurance policy currently in effect (or if such policy is no longer in effect at any time, suffers total disability within the meaning of the successor long-term disability insurance policy in effect at such time), or (iv) the date on which Employee's employment hereunder is terminated by Company pursuant to paragraph 5 hereof. Notwithstanding anything to the contrary in this Agreement, if the "Closing" (as defined in Section 1.3(a) of the Purchase Agreement) does not occur, for any reason or no reason, on or before July 31, 1993, then this Agreement shall be null and void ab initio and shall have no force or effect, and none of the parties hereto shall have any right, liability or obligation hereunder.

         5. Termination by Company. Company may terminate Employee's employment hereunder at any time with Cause or without Cause, and without prior notice or warning in either case. As used herein, "Cause" shall mean (a) Employee having been convicted of any felony or other crime involving moral turpitude; (b) the continued and habitual use of narcotics or alcohol to an extent which materially impairs Employee's performance of his duties hereunder;
(c) malfeasance or gross negligence by Employee in the performance of his duties hereunder; (d) the knowing, material violation by Employee of this Agreement; (e) willful or gross misconduct by Employee materially injurious to Company; or (f) the knowing misstatement of a material fact by Employee (or by Company if known to Employee) or a failure by Employee (or by Company if known to Employee) to state a material fact, the omission of which would make statements made misleading, in the Purchase Agreement or the Selling Shareholders Agreement executed contemporaneously therewith.

         6.      Reimbursement for Expenses; Vacation; Benefits.

                 (a) Employee shall be entitled to reimbursement for all expenses including travel, promotion, and entertainment expenses, which are reasonably incurred by Employee in providing the Services and which are submitted to Company within 60 days after being incurred, subject to compliance with all policies of Company applicable to its executives in positions comparable to that of Employee with respect to documentation for reimbursable expenses and limitations on reimbursable expenses; provided that Employee shall take no deduction on any tax return in respect of any expense reimbursed hereunder.

                 (b) Employee shall be entitled to such annual amount of paid vacation in each calendar year of Employee's employment as shall be indicated on Exhibit A hereto. Paid vacation taken by Employee during his employment with Company during the current year





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shall be deducted from the vacation time otherwise available in the current year. Except as otherwise provided in Company's policies for vacations for employees in the state in which Employee works, (i) Company shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (ii) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.

                 (c) Employee will be entitled to all paid holidays given to Company's employees generally.

                 (d) Employee shall be granted tax-qualified incentive options to purchase the number of shares of stock of Interface described on Exhibit A pursuant to the Interface, Inc. Key Employee Stock Option Plan (1993) (the "Option Plan"), in accordance with the standard Interface stock option agreement used in connection with such grants under the Option Plan, which option agreement shall be appropriately completed in accordance herewith and executed by Interface and Employee immediately after the Closing (as defined in Section 1.3(a) of the Purchase Agreement). Such option agreement and the Option Plan shall govern as to all terms and conditions of or relating to such options to purchase stock, and if any term or condition hereof relating directly or indirectly to Employee's options to purchase Interface stock shall be inconsistent with such option agreement or the Option Plan, such option agreement or the Option Plan, as the case may be, shall control.

                 (e) Employee shall also be entitled to participate in any employee benefit plans which Company may establish or provide for United States-based employees in positions similar to that of Employee, but only if and to the extent provided in such employee benefit plans and for so long as Company provides or offers such benefit plans. Such benefit plans currently in effect are listed on Exhibit B to this Agreement.

                 (f) If Employee's employment hereunder shall terminate prior to the Expiration Date because Employee suffers Total Disability as provided in paragraph 4 hereof, (i) notwithstanding anything in paragraph 3(c)(i) to the contrary, for a period of one hundred eighty (180) days Company shall continue to pay Employee's salary (less any amounts payable to Employee under Company's long term disability plan) and Employee shall be entitled to participate in all health, life, medical and dental insurance benefits then provided to Employee under any employee benefit plan pursuant to paragraph 6(e) of this Agreement, subject to his continued eligibility under the terms of such plan in accordance with its terms, and after such one hundred eighty (180) day period, Employee shall not be entitled to such salary or to participate in such benefits, but after such period through the Expiration Date Company shall pay to Employee any excess of the benefits payable to Employee under Company's long term disability plan now in effect and Company's long term disability plan in effect at the time of termination.



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
                 (g) During the term of his employment hereunder, Employee shall be entitled to paid sick leave in accordance with Interface's policies in effect from time to time for employees in positions similar to that of Employee, so long as Employee does not become disabled within the meaning of paragraph 4(iii) of this Agreement.

                 (h) Employee shall also be entitled to those benefits identified on Exhibit C to this Agreement during the term of his employment hereunder.

         7. Confidential Information. Employee shall protect Confidential Information. Employee will not use, except in connection with work for Company or Interface, and will not disclose or give to others during or after Employee's employment with Company hereunder, any Confidential Information.

         8. Return of Materials. Upon termination of Employee's employment with Company for any reason, or at any time at Company's or Interface's request, Employee will deliver promptly to Company or Interface all materials, plans, records, financial documents, customer lists, notes, drawings, designs, equipment, papers, computer disks and diskettes (hard and soft), other media containing information, documents (including, without limitation, rolodex cards) and any copies thereof and all other items of tangible property in Employee's possession or control relating in any way to the business of Company or Interface, which at all times shall be the property of Company or Interface, as the case may be, pursuant to Section 2860 of the California Labor Code.

         9. Services Provided to Competitors. During the term of Employee's employment with Company, and for any period after termination of Employee's employment with Company through the Expiration Date in which Company continues to pay Employee compensation as provided above, Employee will not engage in, or have any interest in any Person (whether as an advisor, principal, consultant, independent contractor, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) that engages in any activity within any of the states of the United States or in any foreign country in which Company, or any of its subsidiaries or affiliates (including Interface) conducts its business, which activity is competitive with any activity engaged in by Company, Interface, or any of Company's or Interface's respective subsidiaries or affiliates (or any of their successors) as of the date of termination of Employee's employment by Company, so long as Company, Interface, or any of their respective subsidiaries or affiliates (or any of their successors) shall engage in such activity in any of the states within the United States or in any foreign country. Notwithstanding the foregoing, Employee may purchase securities in any corporation whose securities are regularly traded in an established securities market, provided that such purchases shall not result in his owning beneficially at any time more than 1% of any class of securities of any corporation engaged in a business competitive with that of Company or Interface.



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         10.     Solicitation of Customers.  During the term of Employee's
employment with Company, and for any period after termination of Employee's employment with Company through the Expiration Date in which Company continues to pay Employee compensation as provided above, Employee will not solicit Customers for the purpose of providing goods identical to or reasonably substitutable for, similar to or competitive with Products.

         11. Post-Employment Hiring or Solicitation of Employees. During the term of Employee's employment with Company, and for any period after termination of Employee's employment with Company through the Expiration Date in which Company continues to pay Employee compensation as provided above, Employee will not hire or induce or solicit to leave employment with Company or Interface anyone who is or was, during the last year of Employee's relationship with Company, an employee of Company or Interface.

         12. Work For Hire Acknowledgment; Assignment. Employee acknowledges that all of Employee's work on and contributions to Products, including, without limitation, any and all patterns, designs, artwork and other expressions in any tangible medium for Products (collectively, "Works") are within the scope of Employee's employment and are a part of the Services, duties and responsibilities of Employee. All of Employee's work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of Company (or if Employee performs Services hereunder other than for Company, of Interface), and all of Employee's said work and contributions, as well as the Works, are and at all times shall be regarded as "work made for hire" as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, Employee hereby assigns, grants, and delivers exclusively to Company (or Interface as to work on and contribution to Products pursuant hereto other than for Company) all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to Company (or Interface, if applicable), or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works, and Employee hereby constitutes and appoints Company (or Interface, if applicable) as its agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments or documents as Employee may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         13. Interpretation; Severability of Invalid Provisions. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this



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Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge any rights of Company or Interface under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company's or Interface's rights under this Agreement. The existence of any claim by Employee against Company or Interface, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or Interface of any or all of such provisions or covenants.

         14. Tolling Provision. The duration of any post-termination obligation contained in this Agreement shall be extended by the length of time during which Employee is in breach of the provision.

         15. Notice. All notices, demands and requests, where permitted to be given under this Agreement, shall be deemed sufficient if mailed by registered or certified mail, postage prepaid, addressed as follows (or addressed to such other address as a party hereto may have specified by notice given to the other party pursuant to this provision):

         To Company:

         Bentley Mills, Inc.
         c/o Interface, Inc.
         Orchard Hill Road
         LaGrange, Georgia
         Attention:  Chief Financial Officer

         with a copy to:

         Interface, Inc.
         2159 Paces Ferry Road
         Suite 2000
         Atlanta, Georgia  30339
         Attention:  General Counsel

         To Employee:  at the address specified
         below Employee's signature hereto.


         16. Agreement Binding. This Agreement shall inure to the benefit of Company, Interface and their successors, assignees, and designees and shall be binding upon Employee and Employee's heirs, executors, administrators and personal representatives. This Agreement shall also inure to the benefit of Employee and Employee's heirs, executors, administrators and personal representatives, and shall be binding on Company and Company's successors, assignees and designees. This Agreement may not be assigned by Company other than in connection with any sale of Company or the Company Business without the written consent of Employee, provided, however, that such assignee shall be obligated to perform this Agreement in accordance with its terms.



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         17.     Nonwaiver.  The failure of Company or Interface to insist upon strict performance of the terms of this Agreement or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future or such term or option, but that the same shall continue in full force and effect.

         18. Entire Agreement; No Automatic Renewal. This Agreement, including any attachments, contains the entire agreement between the parties and no statement, promises or inducements made by any party hereto, or agent of either party, which is not contained in this Agreement, shall be valid or binding; and this Agreement may not be enlarged, modified or altered except in writing signed by the parties; any such writing signed by Company or any successor or permitted assign thereof shall also be effective as to Company's rights hereunder. The occurrence of the "Closing" (as defined in Section 1.3(a) of the Purchase Agreement) and commencement of Employee's employment hereunder shall constitute, automatically and without further action by the parties, a termination of any existing employment agreement between Employee and Company effective on the date of such events, provided that salary and other rights and obligations of the parties accrued under any such agreement prior to the effective date hereof shall not be affected by such termination and shall be paid or satisfied when due in the ordinary course. The term of Employee's employment under this Agreement shall not be deemed to be automatically or otherwise extended or renewed except by written agreement of both parties. After the Expiration Date, Employee's continued employment shall be for an indefinite term, shall be at will, and shall not be subject to this Agreement (except that paragraphs 7, 8, 9, 10, 11, 12 and 14 shall continue in effect during such employment at will and after any termination of Employee's employment, whether such termination is before or after the Expiration Date, subject to the expiration of any time limitations contained therein commencing with such termination of Employee's employment).

         19. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under and governed by the laws of the State of California and the federal laws of the United States of America.

         20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         21. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.



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
         22.     Dispute Resolution.

                 (a) Except as otherwise provided in paragraph 23 below, any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement, or the employment of Employee by Company, shall be solely and finally settled by arbitration, which shall be conducted in Los Angeles, California, by a panel of three arbitrators. The arbitrators shall be familiar with employment and labor disputes, shall be impartial and shall not have been employed by or affiliated with any of the parties hereto. The arbitration procedure may be initiated by either party by written notice to the other; such notice shall specify in reasonable detail the dispute being submitted to arbitration and shall name one arbitrator to the panel. The other party shall appoint one arbitrator to the panel within 30 days after receipt of such notice. The two arbitrators so appointed shall, within 30 days after appointment of the second arbitrator, select a third arbitrator (the "Umpire"), who shall meet all of the foregoing qualifications and, in addition, shall be an attorney at law admitted to practice law in the State of California and regularly practicing employment and labor law. If the two arbitrators selected by the parties cannot agree on a third arbitrator within such 30-day period, or if either party fails or refuses to appoint an arbitrator, then selection of such arbitrator shall be made, in accordance with the foregoing qualifications, upon application of either party, by the American Arbitration Association.

                 (b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrators shall be final and subject to no judicial review. The arbitrators shall conduct the proceedings pursuant to the Rules of the American Arbitration Association, as now or hereafter amended (the "Rules"); provided that the provisions of this Agreement shall prevail in the event of any conflict between the Rules and the provisions of this Agreement.

                 (c) The panel of arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement; provided that all substantive questions of law shall be determined under the laws of the State of California (without regard to the principles of conflicts of laws of such jurisdiction) and the federal laws of the United States of America. All questions and issues in connection with the dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions shall be in writing and submitted to both parties, provided that, if after a reasonable period, concurrence of two arbitrators cannot be obtained with respect to a question or issue, then the Umpire shall make all decisions necessary to resolve the dispute.

                 (d) In no event shall any party be entitled to receive, and the arbitrators shall not be empowered to award, punitive or exemplary damages. Each party hereby irrevocably waives any claim or right for or to punitive or exemplary damages.



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
                 (e) The parties shall facilitate the arbitration by: (i) making available to one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrator to be relevant to the dispute;
(ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

                 (f) In the final award, the panel of arbitrators shall award to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party.

         23. Equitable Remedies. The parties acknowledge that a breach or threat to breach any of the terms of paragraphs 7 through 12 of this Agreement by Employee would result in material and irreparable damage and injury to Company, Interface, or both, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, notwithstanding anything to the contrary herein, Company or Interface shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Employee's breach or threatened breach of any of the terms contained in paragraphs 7 through 12 of this Agreement.

         24. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company hereunder to Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         25. Tax Consequences. Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made hereunder or thereunder.

         26. Independent Advice from Counsel. Each of the parties has received independent legal advice from legal counsel of his or its choice with respect to the advisability of entering into this Agreement and its terms.

         27. Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.

         IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, as of the date written above.

                                         COMPANY

                                         BENTLEY MILLS, INC.


                                         By:_______________________________
                                            Name:__________________________
                                            Title:_________________________


                                         EMPLOYEE


                                         __________________________________
                                         Royce Renfroe

                                         Address:  2915 Sierra Crest
                                                   Hacienda Heights, CA  91745

                                  EXHIBIT A

                                      to

                             Employment Agreement

                                       of

                                 Royce Renfroe


1.   Services:        Employee shall serve as President and Chief Executive
                      Officer and as a director of Company, and shall perform and discharge well and faithfully all duties currently being performed by him and such other duties as may be assigned to him from time to time that are appropriate for a President and Chief Executive Officer of an organization of the size of Company engaged in the Company Business.


2.   Territory:       United States and Canada



3.   Annual Salary:        $225,000.00

     Bonus Potential:      Up to 75% of salary, pursuant to personalized bonus
                           plan described in paragraph 3(b) of this Agreement

     Annual Vacation:      Four weeks



4.   Stock Option Shares:      40,000



5.   Scheduled Agreement Expiration Date:      5th Anniversary of the "Closing
                                               Date" (as defined in Section
                                               1.3(a) of the Purchase Agreement)

                                  EXHIBIT B

                                      to

                             Employment Agreement

                                      of

                                Royce Renfroe




                        Existing Company Benefit Plans


1. Company Group Medical Insurance Plan, including payment for dependant medical coverage

2. Company Group Dental Insurance Plan, including payment for dependant dental coverage

3.      Company Group Disability Insurance Plan

                                  EXHIBIT C

                                      to

                             Employment Agreement

                                      of

                                Royce Renfroe




                             Additional Benefits


1. Company shall provide to Employee the use of the automobile currently provided to him by Company.

2. Country club dues in amounts not greater than currently being paid, and the monthly service charge for a cellular telephone in the automobile referred to in item 1 above and air time toll charges incurred thereon for business use, to the extent that such air time toll charges are otherwise subject to reimbursement pursuant to paragraph 6(a) of this Agreement.

3. Continued payment of premiums on currently-provided whole life insurance policy with coverage in the amount of $1,000,000 (beneficiaries to be designated by Employee).

4. Supplemental medical and dental insurance coverage in an amount not to exceed $10,000.00 per year, in accordance with Company's existing plan for its executives.

                                  EXHIBIT D

                                      to

                             Employment Agreement

                                      of

                                Royce Renfroe



               Interface Incentive Compensation Program (1993)



        Interface's incentive compensation program as currently in effect is tied to Interface, business unit (subsidiary) and individual performance. Under the authority of the Compensation Committee of Interface, each executive officer of Interface (including the Chief Executive Officer) is assigned a range of bonus potential (expressed as a percentage of base salary), and a personalized set of financial and non-financial objectives for the year. At least 65% of each executive officer's bonus potential is based on measurable financial performance. The amount of bonus earned is determined by the degree to which the financial and non-financial objectives have been achieved as determined by Interface.

        For the senior executives of Interface who are directly accountable for the profitability of subsidiaries, financial objectives for 1993 focused on:
(i) earnings per share, (ii) return on net assets managed, (iii) subsidiary sales growth, measured against budgeted amounts and results from the prior year, and (iv) control of fixed costs, also measured against budgeted amounts and results from the prior year. Non-financial objectives for such senior executives are currently tailored to their respective markets and geographic regions, but generally focus on sales and competitive strategies, strategic acquisitions, investments and alliances, technological advancements, quality control measures and employee relations.

                                  EXHIBIT E

                                      to

                             Employment Agreement

                                      of

                                Royce Renfroe


                               1993 Bonus Plan


The Base bonus amount is calculated at 75% of the year end annual compensation rate.

The Bonus plan provides for payment from between 90% and 125% of the Base bonus as prorated with this proportional achievement of the budgeted operating income amount between 90% and 125%.

For 1993 the budgeted target for the bonus plan is $10,457,000 of operating income. Operating income is defined as net sales less: cost of sales, shipping, selling, and general and administrative expenses, as consistently presented in Bentley's monthly financial statements.